Exhibit 10.2

BRUSH ENGINEERED MATERIALS INC. and SUBSIDIARIES
MANAGEMENT PERFORMANCE COMPENSATION PLAN
2005 PLAN YEAR

(as adopted February 1, 2005)

I. INTRODUCTION
The Management Performance Compensation Plan (“the Plan”) provides incentive compensation to eligible employees based principally on annual financial performance. Plan awards have a significant portion based on Company and/or Business Unit performance (“financial performance”), and, a component, which recognizes individual and combined contributions toward personal/team objectives (“Personal/Team Performance”).

II. DEFINITIONS
Plan Year:
The fiscal year for which the Company’s Business Unit performance, and any Plan awards are calculated.

Business Unit Performance:
The Plan has designated the following Business Units/Subsidiaries for 2005:

Corporate
Alloy
Be Products
TMI
WAM
Electronic Products

Each business unit has defined financial performance measures, which have in turn been approved by the Organization and Compensation Committee of the Board and/or Senior Management. These measures are expressed as a Minimum, Target and Maximum. Plan Awards include a “Financial Performance Component” based on the Business Unit performance.

Personal/Team Performance:
An assessment is made of an individual’s achievements and his/her contributions to work/project teams during the Plan Year. This assessment is expressed as a percentage of base compensation. The “Personal/Team Performance” component is distinct from the “Financial Performance” component.

Operating Profit (“OP”):
Profit or loss, before interest and taxes, and for domestic and international operations. Operating Profit will include any special write-off or accounting charge and accrued performance or incentive compensation.

Working Capital:
This is a monthly calculation based on Business Unit/Subsidiary worldwide accounts receivable and FIFO inventory divided by annualized worldwide sales (current month plus prior two months annualized). The result being working capital as a percent of sales. At the end of the year we will take the average of the twelve monthly, annualized sales numbers and twelve working capital numbers (A/R and inventory) and calculate a percent to sales based on the averages for the twelve periods. This twelve-month average is the basis for the incentive metric for working capital management.

Base Compensation:
The participant’s annual base salary in effect on September 30 of the Plan Year.

III. PARTICIPATION
At the beginning of the Plan Year, the Operations Team will identify exempt, salaried employees whose responsibilities affect progress on critical issues facing the Company. Those individuals selected by the Operations Team will be notified of their participation in the Plan, their performance compensation grade and performance compensation opportunity (e.g., applicable Business Unit designation).

Following the beginning of the Plan Year, the Operations Team may admit new hires or individuals who are promoted or assigned additional and significant responsibilities. The Operations Team may also alter performance compensation grade assignments to reflect changed responsibilities of participants during the Plan Year.

An employee who replaces or otherwise assumes the job functions or role of an employee, does not automatically assume the plan participation that had applied to the prior incumbent. Rather, participation by the new or replacing employee must be individually considered and approved.

Employees who are designated as participants before April 1 of the Plan year are eligible for full participation. Participants who are newly employed on or after April 1 and before July 1 are eligible for half of any award available for Personal/Team and Financial (Business Unit and/or Company) performance.

Participants who transfer from the Exempt Salaried Performance Compensation Plan to the Management Performance Compensation Plan on or after April 1 and before July 1 are eligible for full participation in the Personal/Team performance component and for half participation in the Financial (Business Unit and/or Company) performance component. Their eligibility under the Exempt Salaried Performance Compensation Plan ceases for the Plan Year.

Changes in performance compensation grade assignments will result in prorated participation in awards.

The eligibility of employees hired or with changed job responsibilities after June 30 will not be considered until a possible, subsequent Plan Year.

Normally, employees who are participants in any other incentive, commission or performance compensation plan are not eligible. The Operations Team may consider prorated participation under special circumstances.

With two exceptions, participants must be employed on the last day of the Plan Year in order to be eligible for any performance compensation award. For a participant who becomes eligible for and who elects a severance option under the Chronic Beryllium Disease Policy as amended, any award under the Plan will be prorated to the beginning of the month after the employee exercises the severance option. The second exception pertains to retirement under a Company pension plan, in which case, any award will be prorated to the beginning of the month following the employee’s retirement date.

Eligible employees who have been on a leave of absence in excess of 13 weeks during the plan year will have their award reduced on a pro-rata basis to reflect their actual contribution.

IV. PERFORMANCE COMPENSATION OPPORTUNITY FOR FINANCIAL PERFORMANCE
The Organization and Compensation Committee of the Board of Directors will establish Minimum, Target and Maximum levels for each financial measurement.

Participants will be assigned to a specific Business Unit/Subsidiary by the Operations Team, for performance compensation opportunity for Financial performance.

Below is a summary of the performance compensation opportunity for the Plan Year.

Grade	Financial Component	Personal Team
C and D	20%	0-14%
E	10%	0-14%

Opportunity for participants in Grades A and B will be individualized as determined by the Organization and Compensation Committee or Senior Management.

The “Financial Performance” component of awards (Business Unit, Company, sub-unit, and/or other measurement), will begin once the Minimum level has been attained for that measure. Performance, which reaches or exceeds the Maximum value of the measure, will result in awards at 200 percent of Target opportunity. Award amounts for levels of achievement between Minimum and Target and between Target and Maximum will be prorated according to the level of achievement.

Financial awards will be prorated for transfers between units (Business Unit and/or Company) according to the length of service by months in each unit during the Plan Year.

V. PERFORMANCE COMPENSATION OPPORTUNITY for PERSONAL/TEAM PERFORMANCE
Business Units have defined a “threshold” as the level of business performance, which must be achieved, in order to make available a bonus opportunity to recognize the Personal/Team performance.

No awards for Personal/Team performance will be paid if the established Threshold is not met. For the 2005 plan year, a threshold is applicable.

The “total pool” for Personal/Team performance of participants would typically average ten (10) percent of the base compensation of participants. The Operations Team will decide allocation of the pool among eligible participants based on their performance throughout the plan year towards achieving established goals and objectives.

Participants in Grades A and B will be eligible for a Personal/Team award as directed by the Organization and Compensation Committee of the Board.

VI. PAYMENT
Distribution of any performance compensation awards under the Plan to participants will be no later than March 15 of the year following the Plan Year.

VIII. GENERAL PROVISIONS
The Operations Team has authority to make administrative decisions in the interests of the Plan.

The Board of Directors, through its Organization and Compensation Committee, shall have final and conclusive authority for interpretation, application, and possible modification of this Plan or established targets. The Board of Directors reserves the right to amend or terminate the Plan at any time. Subject to the preceding sentences, any determination by the Company’s independent accountants shall be final and conclusive as it relates to the calculation of financial results.

This Plan is not a contract of employment.